Exhibit 99.1

CardioTech International, Inc.

Investor Conference Call

MON AUG 16 4:10 pm EST

Gentry.   Good afternoon ladies and gentlemen and welcome to CardioTech’s Quarter 1 FY 2005 conference call. I am Dave Gentry, with the Aurelius Consulting Group.

Participating in the conference call today from Wilmington is Dr. Michael Szycher, President and CEO of CardioTech and Tom Lovett, the VP of Finance.

Additionally, joining us from California is Doug Whittaker, the President of our Gish Biomedical subsidiary, Les Taeger, CFO, and from Minnesota is Liann Johnson the General Manager of our CDT subsidiary.

Last week CardioTech issued a Press Release regarding the financial performance of the first quarter of fiscal 2005. Regarding the release,  we will make some preliminary statements concerning our progress, and then we will open the call for questions.

One final note before we begin, our remarks and responses to questions may contain some forward looking statements within the meaning of the Safe Harbor regulation.

I would now like to turn the call over to Dr. Michael Szycher:

Dr. Szycher: Prior to my presentation, I would like to explain why we are holding our conference call today, as opposed to last week when the press release and the 10Q were filed…. Les Taeger and I were traveling while engaged in a series of presentations to potential shareholders in several different cities throughout the country. Today was our first day back to the office, and so we decided to wait until today to speak to you and take your questions.

I would now like to provide our participants with a brief summary of CardioTech’s financial position as of June 30, 2004 .  Revenues for the first quarter were $5,531,000 compared to $5,601,000 for the comparable quarter last fiscal year.  These activities generated a positive income from operations of $73,000, and net income of $51,000. At  6/30/04 our cash balance was $6.2 million and the Company has no long-term debt.

While it may appear that we have made little progress in revenues, please note that CardioTech has become operationally profitable for the first time in our corporate history. Normally we focus our discussions on product lines, but I feel it is important that I point out that Gish has continued its operating improvement by pruning some unprofitable Gish lines, and reducing operational expenses, resulting in Gish recording operating profits of over $200,000 for this quarter and in turn making CardioTech operationally profitable for the quarter. Quite an accomplishment for Gish, considering just a couple of years ago they were losing $3 million a year!  We believe that for the long haul, it is essential for CardioTech to make a profit, and continue to make a profit, even if revenues are paradoxically lower for a period of time.

And talking about revenues, we are prepared to give you our revenue forecast for fiscal 05. For the current year we are forecasting consolidated revenues between $24.5 and $24.9 million and our goal is to be operationally profitable.

Regarding the CABG clinical development —two weeks ago we released the news that all three patients in Brazil are alive and leading a normal life. The oldest patient is now 12 months post-implant, followed by a second patient at 11 months post implant, and the third patient at 9 months post implant. We are encouraged by these developments, and plan to start clinical trials in Europe late this year. To that end, we have selected the appropriate Notified Body as well as the CRO (contract research organization) that will help us follow the patients for the one-year period required by the clinical protocol.

At this point I invite Les Taeger, our CFO to make a few remarks:

Les Taeger.  While meeting with potential institutional investors, on several occasions we were asked to clarify some notes to the financial statements in the 10KSB.

(1) Stock options granted to a southern California based consultant at a discount in fiscal 2004 amounted to 150,000 shares which were exercised by the consultant at a cost to the consultant of $698,000. The Company has no further obligation to grant options to this consultant.

(2) In October 2003, shareholders authorized the issuance of 3 million shares of common stock with terms similar to the 1996 plan. At present, options to purchase 1,697,000 shares are available for grant. The price range of the options that have been granted from the 2003 Plan range from $3.94 to $5.40 per share.

(3) In July 2004 the Company accelerated the vesting of all outstanding options, at a potential benefit to the option holders of

$150,000, in anticipation of the change in GAAP rules which would be effective April 1, 2005 and require recognition of compensation cost on unvested options. If option holders remain employed for their original option vesting term, they will have received no actual benefit from the acceleration.

This concludes our prepared remarks. We will now open the conference to all. You may direct your questions to any member of management.

Q&A Period

If there are no further questions, we thank all participants for your interest.